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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                                  CENUCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  DELAWARE                                75-2228820
      (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)


 6421 CONGRESS AVE., SUITE 201, BOCA RATON, FLORIDA          33487
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)             (ZIP CODE)

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


           TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
           TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
 ----------------------------------------        ------------------------------
 Common Stock, par value $0.001 per share           American Stock Exchange


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE.

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

This statement relates to the registration of the shares of common stock, par value $0.001 per share (the "Common Stock"), of Cenuco, Inc., a Delaware corporation (the "Company"), on the American Stock Exchange ("AMEX"). Such shares are presently registered on the NASD OTC Bulletin Board ("OTCBB"). Upon the commencement of trading of the Common Stock on the AMEX, the Company intends to withdraw its registration of the Common Stock on the OTCBB. The Company's Common Stock will be quoted on the AMEX under the symbol "ICU."

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of this Form 8-A, 11,940,271 shares of common stock and no shares of preferred stock are outstanding.

Common Stock

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to stockholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders.

Preferred Stock

         Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. The Board of Directors can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board of Directors has the authority to determine these rights without any further vote or action by the stockholders. As of the date of this Prospectus, no shares of our preferred stock have been issued.

ITEM  2. EXHIBITS

         None.
                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        Cenuco, Inc.

                                        By: /s/  Steven Bettinger
                                            -----------------------
      Date: May 18, 2004                    Steven Bettinger
                                            Chief Executive Officer